PROXY RESULTS (unaudited)


During the year ended November 30, 2003, The Hyperion Strategic Mortgage Income Fund, Inc.
shareholders voted on the following proposals at a shareholders meeting on April 15, 2003. The description of each proposal and number of shares voted are as follows:



1.  To elect to the Funds Board of Directors
           Robert F. Birch:




Shares Voted for 9,924,202
Shares Voted Against 0
Shares Voted Abstain 80,515




2.  To select PricewaterhouseCoopers LLP as the
           independent auditors:


Shares Voted for 9,896,051
Shares Voted Against 39,179
Shares Voted Abstain 69,487


Subsequent to November 30, 2003, The Hyperion Strategic Mortgage
Income Fund, Inc. shareholders
voted on the following proposal at the shareholders? meeting on December 9, 2003.
The description of the
proposal and number of shares voted are as follows:




1.  Approval of New Investment Sub-Advisory
           Agreement:
Shares Voted for  9,528,731
Shares Voted Against  108,960
Shares Voted Abstain 115,752